February 14, 2019	MACKENZIE REALTY CAPITAL, INC.

[name]
[name 2] [address] [address 2] [city, state, ZIP]

THIS IS NOTIFICATION OF THE SHARE REPURCHASE OFFER
DATED February 14, 2019

Dear Stockholder:

We are writing to you to announce the quarterly share repurchase offer by MacKenzie Realty Capital, Inc. The purpose of this Offer (as defined below) is to provide limited liquidity to holders of shares of our common stock by offering to repurchase certain of those shares at a purchase price equal to 90% of the current offering price per Share, $9.00 per Share (the “Purchase Price”). The Offer period will begin February 14, 2019 and end at 5:00 P.M., Pacific Time, on March 18, 2019. Subject to the limitations contained in the Offer to Purchase, which is available on our website at www.mackenziecapital.com/sec-filings, all properly completed and duly executed letters of transmittal returned to the Company will be processed on or about March 18, 2019.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT 90% OF THE OFFERING PRICE ($9.00 PER SHARE), PLEASE DISREGARD THE REMAINDER OF THIS NOTICE.

We intend to contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding shares of common stock.

If you would like to tender a portion or all of your shares pursuant to the terms of this Offer, you must obtain from our website, or request that we mail to you, a copy of the Offer to Purchase, dated February 14, 2019 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) and other documents related to the Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). Please read the following pages and the Share Repurchase Package because they contain important information about the Offer. Requests for the Share Repurchase Package may be directed to the Company as follows:

Our website:	www.mackenzierealty.com/sec-filings

Our phone number:	925.631.9100

Our mailing address:	MacKenzie Realty Capital, Inc.
            89 Davis Road, Suite 100,
            Orinda, CA 94563

Stockholders may also contact their financial advisor, broker, dealer, commercial bank or trust company for assistance concerning the Offer.